Exhibit 99.1

Cathay General Bancorp Announces First Quarter 2016 Results

LOS ANGELES, April 20, 2016 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $46.2 million, or $0.57 per share, for the first quarter of 2016.

FINANCIAL PERFORMANCE

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$46.2 million	$41.4 million	$36.0 million
Basic earnings per common share	$0.58	$0.51	$0.45
Diluted earnings per common share	$0.57	$0.51	$0.45
Return on average assets	1.43%	1.27%	1.30%
Return on average total stockholders' equity	10.66%	9.40%	8.97%
Efficiency ratio	46.92%	49.22%	45.74%

FIRST QUARTER HIGHLIGHTS

  Diluted earnings per share increased 26.7% to $0.57 per share for the first quarter of 2016 compared to $0.45 per share for the same quarter a year ago.
  Loan loss recoveries of $6.1 million during the first quarter of 2016.

"In the first quarter, our loan growth was $200 million, or 8% annualized, while we reduced our time deposits by $238 million. As a result, our net interest income increased by 16.4% compared to the first quarter of 2015," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"During the quarter we continued our capital management program and repurchased an additional 2.0 million shares of our stock at an average price of $27.03," concluded Dunson Cheng.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2016, was $46.2 million, an increase of $10.2 million, or 28.3%, compared to net income of $36.0 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2016, was $0.57 compared to $0.45 for the same quarter a year ago.

Return on average stockholders' equity was 10.66% and return on average assets was 1.43% for the quarter ended March 31, 2016, compared to a return on average stockholders' equity of 8.97% and a return on average assets of 1.30% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $14.5 million, or 16.4%, to $102.4 million during the first quarter of 2016 compared to $87.9 million during the same quarter a year ago. The increase was due primarily to the increase in interest income from loans and investment securities, offset by the increase in interest expense from time deposits.

The net interest margin was 3.42% for the first quarter of 2016 compared to 3.41% for the first quarter of 2015. The increase in the net interest margin was due to the impact from the increase in loans. The net interest margin increased to 3.42% for the first quarter of 2016 from 3.30% for the fourth quarter of 2015, primarily due to higher interest recoveries and lower excess cash balances.

For the first quarter of 2016, the yield on average interest-earning assets was 4.09%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of interest bearing deposits was 0.69%. In comparison, for the first quarter of 2015, the yield on average interest-earning assets was 4.08%, the cost of funds on average interest-bearing liabilities was 0.88%, and the cost of interest bearing deposits was 0.65%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.20% for the quarter ended March 31, 2016, compared to 3.20% for the same quarter a year ago.

Provision for credit losses

Provision for credit losses was a credit of $10.5 million for the first quarter of 2016 compared to a credit of $5.0 million for the first quarter of 2015. The provision for credit losses was based on the review of the appropriateness of the allowance for loan losses at March 31, 2016. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(In thousands)
Charge-offs:
Commercial loans	$ 2,069	$ 9,672	$ 864
Real estate loans (1)	259	227	3,600
Total charge-offs	2,328	9,899	4,464
Recoveries:
Commercial loans	$ 987	1,534	2,274
Construction loans	7,276	39	45
Real estate loans (1)	155	213	1,813
Total recoveries	8,418	1,786	4,132
Net charge-offs/(recoveries)	$ (6,090)	$ 8,113	$ 332

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $7.5 million for the first quarter of 2016, a decrease of $1.0 million, or 11.8%, compared to $8.5 million for the first quarter of 2015.

Non-interest expense

Non-interest expense increased $7.5 million, or 16.9%, to $51.6 million in the first quarter of 2016 compared to $44.1 million in the same quarter a year ago. The increase in non-interest expense in the first quarter of 2016 was primarily due to increases of $4.3 million in salaries and bonus expense, $1.0 million in professional services expenses, and $0.9 million in other operating expenses. The efficiency ratio was 46.92% in the first quarter of 2016 compared to 45.74% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2016 was 32.9% compared to 37.3% for the first quarter of 2015. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits. During the first quarter of 2016, income tax expense included $3.3 million for the write-off of deferred tax assets related to stock options that expired unexercised during the quarter.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $10.4 billion at March 31, 2016, an increase of $200.2 million, or 2.0%, from $10.2 billion at December 31, 2015, primarily due to increases of $144.4 million, or 2.7%, in commercial mortgage loans, $111.4 million, or 5.8%, in residential mortgage loans, and $11.9 million, or 2.7%, in real estate construction loans partially offset by decreases of $65.7 million, or 2.8%, in commercial loans. The loan balances and composition at March 31, 2016, compared to December 31, 2015, and to March 31, 2015, are presented below:

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands)
Commercial loans	$ 2,251,187	$ 2,316,863	$ 2,434,550
Residential mortgage loans	2,043,789	1,932,355	1,600,269
Commercial mortgage loans	5,445,574	5,301,218	4,663,051
Equity lines	168,284	168,980	175,997
Real estate construction loans	453,469	441,543	345,560
Installment & other loans	1,344	2,493	5,370

Gross loans	$ 10,363,647	$ 10,163,452	$ 9,224,797

Allowance for loan losses	(134,552)	(138,963)	(156,089)
Unamortized deferred loan fees	(7,585)	(8,262)	(11,116)

Total loans, net	$ 10,221,510	$ 10,016,227	$ 9,057,592
Loans held for sale	$ -	$ 6,676	$ -

Total deposits were $10.3 billion at March 31, 2016, a decrease of $185 million from $10.5 billion at December 31, 2015, primarily due to a $188 million decrease in brokered deposits. The deposit balances and composition at March 31, 2016, compared to December 31, 2015, and to March 31, 2015, are presented below:

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 2,059,073	$ 2,033,048	$ 1,691,173
NOW deposits	992,278	966,404	822,940
Money market deposits	1,923,114	1,905,719	1,551,453
Savings deposits	602,154	618,164	557,924
Time deposits	4,747,497	4,985,752	4,489,760
Total deposits	$ 10,324,116	$ 10,509,087	$ 9,113,250

ASSET QUALITY REVIEW

At March 31, 2016, total non-accrual loans were $44.6 million, a decrease of $35.7 million, or 44.4%, from $80.3 million at March 31, 2015, and a decrease of $7.5 million, or 14.4% from $52.1 million at December 31, 2015.

The allowance for loan losses was $134.6 million and the allowance for off-balance sheet unfunded credit commitments was $2.7 million at March 31, 2016, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $134.6 million allowance for loan losses at March 31, 2016, decreased $4.4 million, or 3.2%, from $139.0 million at December 31, 2015. The allowance for loan losses represented 1.30% of period-end gross loans, excluding loans held for sale, and 301.4% of non-performing loans at March 31, 2016. The comparable ratios were 1.37% of period-end gross loans, excluding loans held for sale, and 266.6% of non-performing loans at December 31, 2015. The changes in non-performing assets and troubled debt restructurings at March 31, 2016, compared to December 31, 2015, and to March 31, 2015, are highlighted below:

(Dollars in thousands)	March 31, 2016	December 31, 2015	% Change	March 31, 2015	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ 787	(100)
Non-accrual loans:
Construction loans	6,179	16,306	(62)	17,126	(64)
Commercial real estate loans	28,537	25,231	13	43,079	(34)
Commercial loans	2,645	3,545	(25)	12,086	(78)
Residential mortgage loans	7,282	7,048	3	8,033	(9)
Total non-accrual loans:	$ 44,643	$ 52,130	(14)	$ 80,324	(44)
Total non-performing loans	44,643	52,130	(14)	81,111	(45)
Other real estate owned	27,271	24,701	10	30,799	(11)
Total non-performing assets	$ 71,914	$ 76,831	(6)	$ 111,910	(36)
Accruing troubled debt restructurings (TDRs)	$ 90,172	$ 81,680	10	$ 100,393	(10)
Non-accrual loans held for sale	$ -	$ 5,944	(100)	$ -	-

Allowance for loan losses	$ 134,552	$ 138,963	(3)	$ 156,089	(14)

Total gross loans outstanding, at period-end (1)	$ 10,363,647	$ 10,163,452	2	$ 9,224,797	12

Allowance for loan losses to non-performing loans, at period-end (2)	301.40%	266.57%		192.44%
Allowance for loan losses to gross loans, at period-end (1)	1.30%	1.37%		1.69%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $90.2 million at March 31, 2016, compared to $81.7 million at December 31, 2015. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.5% at March 31, 2016, compared to 0.6% at December 31, 2015. Total non-performing assets decreased $4.9 million, or 6.4%, to $71.9 million at March 31, 2016, compared to $76.8 million at December 31, 2015, primarily due to a $7.5 million, or 14.4%, decrease in non-accrual loans offset by a $2.6 million increase in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2016, the Company's common equity Tier 1 capital ratio of 12.60%, Tier 1 risk-based capital ratio of 13.67%, total risk-based capital ratio of 14.93%, and Tier 1 leverage capital ratio of 11.73%, calculated under the new Basel III capital rules that became effective January 1, 2015, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2015, the Company's common equity Tier 1 capital ratio was 12.95%, Tier 1 risk-based capital ratio was 14.03%, total risk-based capital ratio was 15.30%, and Tier 1 leverage capital ratio was 11.95%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2016 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 86705150. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2015 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 102,368	$ 99,416	$ 87,926
Reversal for credit losses	(10,500)	(3,000)	(5,000)
Net interest income after reversal for credit losses	112,868	102,416	92,926
Non-interest income	7,541	9,350	8,549
Non-interest expense	51,571	53,533	44,131
Income before income tax expense	68,838	58,233	57,344
Income tax expense	22,675	16,787	21,364
Net income	$ 46,163	$ 41,446	$ 35,980

Net income per common share
Basic	$ 0.58	$ 0.51	$ 0.45
Diluted	$ 0.57	$ 0.51	$ 0.45

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.10

SELECTED RATIOS
Return on average assets	1.43%	1.27%	1.30%
Return on average total stockholders' equity	10.66%	9.40%	8.97%
Efficiency ratio	46.92%	49.22%	45.74%
Dividend payout ratio	30.72%	35.21%	22.18%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.09%	3.97%	4.08%
Total interest-bearing liabilities	0.89%	0.89%	0.88%
Net interest spread	3.20%	3.08%	3.20%
Net interest margin	3.42%	3.30%	3.41%

CAPITAL RATIOS	March 31, 2016	December 31, 2015	March 31, 2015
Common Equity Tier 1 capital ratio	12.60%	12.95%	13.35%
Tier 1 risk-based capital ratio	13.67%	14.03%	14.52%
Total risk-based capital ratio	14.93%	15.30%	15.79%
Tier 1 leverage capital ratio	11.73%	11.95%	13.16%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2016	December 31, 2015	March 31, 2015

Assets
Cash and due from banks	$ 192,642	$ 180,130	$ 182,159
Short-term investments and interest bearing deposits	432,384	536,880	618,726
Securities available-for-sale (amortized cost of $1,476,424 in 2016 and $1,595,723 in 2015)	1,485,124	1,586,352	1,203,682
Loans held for sale	-	6,676	-
Loans	10,363,647	10,163,452	9,224,797
Less: Allowance for loan losses	(134,552)	(138,963)	(156,089)
Unamortized deferred loan fees, net	(7,585)	(8,262)	(11,116)
Loans, net	10,221,510	10,016,227	9,057,592
Federal Home Loan Bank stock	17,250	17,250	25,000
Other real estate owned, net	27,271	24,701	30,799
Affordable housing investments and alternative energy partnerships, net	212,795	182,943	129,829
Premises and equipment, net	108,231	108,924	98,512
Customers' liability on acceptances	26,843	40,335	17,956
Accrued interest receivable	32,517	30,558	26,584
Goodwill	372,189	372,189	316,340
Other intangible assets, net	3,497	3,677	3,084
Other assets	129,766	147,284	199,826

Total assets	$ 13,262,019	$ 13,254,126	$ 11,910,089

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,059,073	$ 2,033,048	$ 1,691,173
Interest-bearing deposits:
NOW deposits	992,278	966,404	822,940
Money market deposits	1,923,114	1,905,719	1,551,453
Savings deposits	602,154	618,164	557,924
Time deposits	4,747,497	4,985,752	4,489,760
Total deposits	10,324,116	10,509,087	9,113,250

Securities sold under agreements to repurchase	400,000	400,000	400,000
Advances from the Federal Home Loan Bank	475,000	275,000	485,000
Other borrowings for affordable housing investments	17,792	18,593	22,482
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	26,843	40,335	17,956
Other liabilities	164,459	144,197	118,019
Total liabilities	11,527,346	11,506,348	10,275,843
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 87,047,371 issued and 78,836,728 outstanding at March 31, 2016, and 87,002,931 issued and 80,806,116 outstanding at December 31, 2015	870	870	841
Additional paid-in-capital	882,825	880,822	787,956
Accumulated other comprehensive loss, net	(1,073)	(8,426)	(646)
Retained earnings	1,091,640	1,059,660	971,831
Treasury stock, at cost (8,210,643 shares at March 31, 2016, and 6,196,815 at December 31, 2015)	(239,589)	(185,148)	(125,736)

Total equity	1,734,673	1,747,778	1,634,246
Total liabilities and equity	$ 13,262,019	$ 13,254,126	$ 11,910,089

Book value per common share	$21.88	$21.46	$20.37
Number of common shares outstanding	78,836,728	80,806,116	79,901,042

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 114,890	$ 112,583	$ 100,100
Investment securities	6,859	6,261	3,774
Federal Home Loan Bank stock	347	382	581
Deposits with banks	249	293	479

Total interest and dividend income	122,345	119,519	104,934

INTEREST EXPENSE
Time deposits	10,857	11,122	6,773
Other deposits	3,640	3,435	4,793
Securities sold under agreements to repurchase	3,934	3,977	3,925
Advances from Federal Home Loan Bank	106	113	93
Long-term debt	1,440	1,456	1,424

Total interest expense	19,977	20,103	17,008

Net interest income before reversal for credit losses	102,368	99,416	87,926
Reversal for credit losses	(10,500)	(3,000)	(5,000)

Net interest income after reversal for credit losses	112,868	102,416	92,926

NON-INTEREST INCOME
Securities (losses)/gains, net	(206)	20	(21)
Letters of credit commissions	1,281	1,431	1,268
Depository service fees	1,323	1,345	1,301
Other operating income	5,143	6,554	6,001

Total non-interest income	7,541	9,350	8,549

NON-INTEREST EXPENSE
Salaries and employee benefits	26,931	22,156	22,616
Occupancy expense	4,369	4,599	4,021
Computer and equipment expense	2,580	2,513	2,502
Professional services expense	4,368	4,440	3,370
Data processing service expense	2,250	1,876	1,982
FDIC and State assessments	2,589	2,180	2,260
Marketing expense	796	1,349	820
Other real estate owned expense	295	253	483
Amortization of investments in low income housing and alternative energy partnerships	2,794	10,058	2,383
Amortization of core deposit intangibles	172	174	177
Other operating expense	4,427	3,935	3,517

Total non-interest expense	51,571	53,533	44,131

Income before income tax expense	68,838	58,233	57,344
Income tax expense	22,675	16,787	21,364
Net income	$ 46,163	$ 41,446	$ 35,980

Net income per common share:
Basic	$ 0.58	$ 0.51	$ 0.45
Diluted	$ 0.57	$ 0.51	$ 0.45

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.10
Basic average common shares outstanding	79,734,519	80,981,582	79,835,628
Diluted average common shares outstanding	80,393,849	81,857,429	80,309,383

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2016		December 31, 2015		March 31, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,290,571	4.49%	$ 10,091,207	4.43%	$ 9,078,177	4.47%
Taxable investment securities	1,555,849	1.77%	1,499,861	1.66%	1,164,032	1.31%
FHLB stock	17,250	8.09%	17,250	8.79%	30,271	7.78%
Deposits with banks	164,598	0.61%	327,948	0.35%	169,633	1.15%

Total interest-earning assets	$ 12,028,268	4.09%	$ 11,936,266	3.97%	$ 10,442,113	4.08%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 965,779	0.16%	$ 924,423	0.16%	$ 798,985	0.16%
Money market deposits	1,925,410	0.63%	1,802,341	0.62%	1,538,722	0.60%
Savings deposits	620,627	0.16%	615,778	0.16%	532,372	0.14%
Time deposits	4,900,488	0.89%	5,067,000	0.87%	4,304,872	0.83%
Total interest-bearing deposits	$ 8,412,304	0.69%	$ 8,409,542	0.69%	$ 7,174,951	0.65%
Securities sold under agreements to repurchase	400,000	3.96%	400,000	3.94%	403,333	3.95%
Other borrowed funds	84,784	0.50%	67,609	0.66%	100,072	0.38%
Long-term debt	119,136	4.86%	119,136	4.85%	119,136	4.85%
Total interest-bearing liabilities	9,016,224	0.89%	8,996,287	0.89%	7,797,492	0.88%

Non-interest-bearing demand deposits	2,033,694		1,993,135		1,665,791

Total deposits and other borrowed funds	$ 11,049,918		$ 10,989,422		$ 9,463,283

Total average assets	$ 12,972,572		$ 12,919,839		$ 11,202,861
Total average equity	$ 1,741,744		$ 1,748,825		$ 1,627,337

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

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CONTACT: Heng W. Chen, (626) 279-3652